Exhibit 21.1

Subsidiaries of Support.com, Inc.

Name of Subsidiary	State or Jurisdiction in which Incorporated or Organized

Foreign Subsidiaries
SDC Services Canada Inc.	Canada
Support.com India Pvt Ltd	India